Exhibit 99.1

FOXO TECHNOLOGIES INC. ANNOUNCES AGREEMENTS TO ACQUIRE PREFERRED STOCK CARRYING MAJORITY VOTING POWER IN LUDWIG ENTERPRISES, INC.

WEST PALM BEACH, FL, October 29, 2026 (GLOBE NEWSWIRE) — FOXO Technologies Inc. (OTC: FOXO) (“FOXO” or the “Company”) today announced that it has entered into Stock Purchase Agreements to acquire shares of preferred stock of Ludwig Enterprises, Inc. (“Ludwig”) carrying a majority of Ludwig’s voting power. FOXO also entered into a Note Purchase Agreement to purchase certain notes of Ludwig from Thomas E. Terwilliger, individually, whose revocable trust is one of the selling preferred stockholders. The acquisitions have not closed and remain subject to the satisfaction or waiver of closing conditions. In connection with the Stock Purchase Agreements, the selling stockholders granted FOXO irrevocable proxies to vote the applicable shares of Ludwig preferred stock, subject to the terms and limitations of the applicable voting agreements. The selling stockholders will continue to own the preferred shares until closing.

Ludwig Enterprises, Inc. is a Nevada corporation whose common stock is publicly quoted under the symbol “LUDG”. Ludwig is developing products using proprietary mRNA genomic technology intended to detect genetic biomarkers of inflammation and inflammation-related chronic diseases. Ludwig’s technology includes “Revealia,” a non-invasive buccal (cheek) swab platform associated with an international patent application published as WO2024064751 (PCT/US23/74690), relating to an mRNA biomarker panel for inflammatory disease. Revealia has not been approved or cleared by the U.S. Food and Drug Administration and has not been commercialized.

Closing of the transactions contemplated by the Stock Purchase Agreements and the Note Purchase Agreement is subject to a number of conditions, including approval of FOXO’s common stock for listing on Nasdaq, completion of a financing satisfactory to FOXO’s board of directors, satisfactory completion of due diligence, the simultaneous closing of the related transactions and other customary conditions. The sellers may terminate the applicable agreement if the Company has not completed the Nasdaq listing and related public offering within 120 days after signing, unless waived. There can be no assurance that the Nasdaq listing, the public offering or the transactions will be completed.

Further information on the proposed transaction can be found in FOXO’s Current Report on Form 8-K filed with the SEC on October 29, 2026.

“We believe the proposed transactions with Ludwig will complement our existing healthcare businesses,” stated Seamus Lagan, Chief Executive Officer of FOXO. “If the transactions close, we expect to evaluate how FOXO will structure and support Ludwig’s continued development and launch of its Revealia platform.”

About FOXO Technologies Inc. (“FOXO”)

FOXO owns and operates four key subsidiaries.

Rennova Community Health, Inc., owns and operates Scott County Community Hospital, Inc. (d/b/a Big South Fork Medical Center), a critical access designated (CAH) hospital in East Tennessee.

Myrtle Recovery Centers, Inc., a 32-bed behavioral health facility in East Tennessee. Myrtle provides inpatient services for detox and residential treatment and outpatient services for MAT and OBOT Programs.

Vector BioSource, Inc. is an information, data and biospecimen sourcing provider serving the biotechnology, clinical research and pharmaceutical research industries.

FOXO Labs, Inc. is a biotechnology company dedicated to improving human health and life span through the development of cutting-edge technology and product solutions for various industries.

For more information about FOXO, visit www.foxotechnologies.com.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “projects,” “estimates,” “may,” “will,” “should,” “could” or similar expressions identify forward-looking statements. Statements that are not historical facts, including statements about FOXO’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to: the risk that FOXO may not obtain the required financing or approval to list its common stock on Nasdaq, or complete the contemplated public offering; the risk that the closing conditions to the Ludwig transactions may not be satisfied or waived, that the agreements may be terminated, or that the transactions may not be consummated; the risk that FOXO may not realize the anticipated benefits of the transactions; risks relating to the development of Ludwig’s technology, including that it may not be successfully developed, clinically validated, approved or cleared by regulators, or commercialized; the risk of changes in the competitive and highly regulated industries in which FOXO operates; variations in operating performance across competitors or changes in laws and regulations affecting FOXO’s business; the ability to implement FOXO’s business plans, forecasts and other expectations; the ability to obtain financing; the risk that FOXO has a history of losses and may not achieve or maintain profitability in the future; the enforceability of FOXO’s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others; and the risk of downturns and a changing regulatory landscape in the highly competitive industries in which FOXO operates. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in FOXO’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports, and in other documents FOXO has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and FOXO assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of FOXO, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of securities will be made only by means of an effective registration statement and prospectus, or pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended.

Contact:

Sebastien Sainsbury

ssainsbury@foxotechnologies.com

(561) 485-0151